AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2000
                                                          REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-6

                    For Registration Under the Securities Act of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2


A. EXACT NAME OF TRUST:   Empire State Municipal Exempt Trust, Guaranteed
                          Series 155

B. NAME OF DEPOSITORS:         Glickenhaus & Co.
                             Lebenthal & Co., Inc.

C. COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:
   Glickenhaus & Co.                       Lebenthal & Co., Inc.
   6 East 43rd Street                      120 Broadway
   New York, New York 10017                New York, New York 10271

D. NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:
                                                      COPY OF COMMENTS TO:
   SETH M. GLICKENHAUS       JAMES A. LEBENTHAL       MICHAEL R. ROSELLA, Esq.
   Glickenhaus & Co.         Lebenthal & Co., Inc.    Paul, Hastings, Janofsky &
   6 East 43rd Street        120 Broadway             Walker LLP
   New York, New York 10017  New York, New York 10271 399 Park Avenue
                                                      New York, New York 10022
                                                      (212) 318-6000

E. TITLE OF SECURITIES BEING REGISTERED:

     An indefinite number of Units of beneficial interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended

F. APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

  As soon as practicable after the effective date of the Registration Statement.

___ Check  if  it  is  proposed  that  this  filing  will  become   effective
    immediately upon filing pursuant to Rule 487.


--------------------------------------------------------------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

317723.1

                              SUBJECT TO COMPLETION
                         ISSUE DATE: SEPTEMBER 13, 2000

                       EMPIRE STATE MUNICIPAL EXEMPT TRUST
                              GUARANTEED SERIES 155

       A final prospectus for a prior Guaranteed Series of Empire State Municipal Exempt Trust is hereby incorporated by reference used as a preliminary prospectus for Guaranteed Series 155. Except as noted below, the narrative information and structure of the final prospectus for this Series will be substantially the same as that of the attached final prospectus. Information with respect to pricing, the number of Units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different because each Series has a unique portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only. Ratings of the securities in this Series are expected to be comparable to those of the securities deposited in the previous Series. However, the estimated current return and estimated long term return for this Series will depend on the interest rates and offering prices of the securities in this Series and may vary materially from that of the previous Series. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the day of and immediately prior to the effectiveness of the registration statement relating to Units of this Series.

       The  Securities  and Exchange  Commission has not approved or disapproved
these  securities  or  passed  upon  the  adequacy  of  this   prospectus.   Any
representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

317723.1

           PART II--ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A--BONDING ARRANGEMENTS

         The employees of Glickenhaus & Co. and Lebenthal & Co., Inc. are covered under Brokers' Blanket Policy, Standard Form 14, in the respective amounts of $5,000,000 and $10,000,000.

ITEM B--CONTENTS OF REGISTRATION STATEMENT

          This Registration Statement on Form S-6 comprises the following papers and documents:
               The  facing  sheet  on  Form  S-6.
               The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Form S-6 Registration Statement of Empire State Municipal Exempt Trust Guaranteed Series 133).
               The  Prospectus  consisting of      pages.
               Undertakings.
               Signatures.
               Listed below are the names and registration numbers of previous series of Empire State Municipal Exempt Trust, the final prospectus of which, if properly supplemented, might be used as a preliminary prospectus for Empire State Municipal Exempt Trust Guaranteed Series 150. These final prospectuses are incorporated herein by reference:

               Empire State Municipal Exempt Trust, Guaranteed Series 153 (Registration No. 333-38748)

               Empire State Municipal Exempt Trust, Guaranteed Series 154 (Registration No. 333-38750)

               Written  consents of the following  persons:

               *Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 99..3.1)

               *BDO Seidman, LLP

               *Interactive Data Corporation (included in Exhibit 99.5.1)

    The following exhibits:

          *99.1.1   -- Reference Trust Agreement  including certain  Amendments to the Trust  Indenture and Agreement  referred to under
                       Exhibit 99.1.1.1 below.

          9.1.1.1   -- Trust Indenture and Agreement dated December 18, 1990.

          99.1.3    -- Form of Agreement Among Underwriters and Selected Dealers
                       Agreement (filed as Exhibit 1.8 to Amendment No. 1 to Form S-6 Registration Statement No. 33-28268 of Empire State Municipal Exempt Trust, Guaranteed Series 49 on July 18, 1989, and incorporated herein by reference).

          99.1.6    -- Restated Agreement of Limited  Partnership of Glickenhaus
                       & Co. dated September 1, 1983.

          99.1.6(a) -- Agreement  of   Amendment   to   Restated   Agreement  of
                       Limited Partnership of Glickenhaus & Co. dated January 24, 1984

          99.1.6(b) -- Certificate  of  Amendment   to  Restated   Agreement  of
                       Limited Partnership of Glickenhaus & Co. dated January 24, 1984.

          99.1.6(c  -- Agreement   of   Amendment   to   Restated  Agreement  of
                       Limited Partnership of Glickenhaus & Co. dated September 1, 1983.

          99.1.6(d) -- Agreement   of  Amendment  to   Restated   Agreement   of
                       Limited Partnership of Glickenhaus & Co. dated February 12, 1986.

--------
*   To be filed by amendment.

+ Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust, Guaranteed Series 134 on
    April 2, 1997 and incorporated herein by reference.

                                      II-i
317723.1

          99.1.6(e) -- Agreement   of  Amendment   to  Restated   Agreement   of
                       Limited Partnership of Glickenhaus & Co. (filed dated January 19, 1992.

          99.1.6(f) -- Agreement   of   Amendment   to   Restated  Agreement  of
                       Limited  Partnership  of  Glickenhaus  &  Co.  (filed  as
                       Exhibit 1.3(e) to Amendment No. 1 to Form S-6 Registration Statement No. 33-78036 of MINT Group 11 on May 3, 1994, and incorporated herein by reference).

          99.1.6.1  -- Certificate  of  Incorporation  of  Lebenthal & Co., Inc.
                       as amended on October 23, 1981.

          99.1.6.2  -- By-Laws of Lebenthal & Co., Inc.

          *99.1.7   -- Form of Insurance Policy obtained by the Trust.

          99.1.7(a) -- Master  Letter   Agreement  of Municipal  Bond  Investors
                       Assurance Corporation (filed as Exhibit 1.7(a) to Amendment No. 1 to Form S-6 Registration Statement No. 33-35124 of Empire State Municipal Exempt Trust, Guaranteed Series 59 on July 1, 1990, and incorporated herein by reference).

          99.1.7(b) -- Form  of  Permanent   Insurance  Policy of Municipal Bond
                       Investors Assurance Corporation (filed as Exhibit 1.7.1 to Amendment No. 1 to Form S-6 Registration Statement No. 33-10860 of Empire State Municipal Exempt Trust, Guaranteed Series 31 on June 10, 1987, and incorporated herein by reference).

          99.2.1    -- Form of Certificate.

          *99.3.1   -- Opinion  of Paul,  Hastings,  Janofsky & Walker LLP as to
                       the legality of the securities being registered.

          99.4.1    -- Information  as to  Partners  of Glickenhaus & Co. (filed
                       as  Exhibit   4.1  to   Amendment   No.  1  to  Form  S-6
                       Registration Statement No. 33-26577 of Empire State Municipal Exempt Trust, Guaranteed Series 46 on April 19, 1989, and incorporated herein by reference).

          99.4.2   --  Information  as  to  Officers  and Directors of Lebenthal
                       & Co., Inc. (filed as Exhibit 4.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-22568 of Empire State Municipal Exempt Trust, Guaranteed Series 39 on August 9, 1988, and incorporated herein by reference).

          99.4.3   --  Affiliations    of   Sponsors   with   other   investment
                       companies  (filed as Exhibit  4.6 to  Amendment  No. 1 to
                       Form S-6 Registration  Statement No. 2-95041 of Municipal
                       Insured National Trust Series 1 on March 21, 1985, and incorporated herein by reference).

          99.4.4   --  Stockbrokers'  Bond  and  Policy,  Form B for Glickenhaus
                       & Co. (filed as Exhibit 4.7 to Form S-6 Registration Statement No. 2-95041 of Municipal Insured National Trust Series 1 on December 21, 1984, and incorporated herein by reference).

          99.4.5   --  Stockbrokers'   Blanket  Bond  Policy,  Standard Form No.
                       14 for Lebenthal & Co., Inc. dated April 5, 1983.

          *99.5.1 --   Consent To Be Evaluator of Interactive  Data  Corporation
                       and Affirmation Letter of Standard & Poor's Corporation.

          *99.5.2  --  Affirmation Letter of Moody's Investors Service.

          99.6.1   --  Copies of Powers  of  Attorney  of  General  Partners  of
                       Glickenhaus & Co. (filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-89553 of Empire State Municipal Exempt Trust Guaranteed Series 149 on December 9, 1999 and incorporated herein by reference).

--------
* To be filed by amendment.

+ Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of
  Empire State Municipal Exempt Trust, Guaranteed Series 134 on April 2, 1997 and incorporated herein by reference.

                                      II-ii
317723.1

         99.6.2     -- Copies  of  Powers  of Attorney of Directors  and certain officers of Lebenthal & Co., Inc. (filed as Exhibit 6.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-55385 of Empire State Municipal Exempt Trust, Guaranteed Series 109 on November 2, 1994, and as Exhibit
                       6.2 to Amendment No. 1 to Registration Statement No. 333-42455 on May 18, 1998, and incorporated herein by reference).




                                     II-iii
317723.1

                           UNDERTAKING TO FILE REPORTS

          Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 155 has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 13th day of September, 2000.

                                  EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                                  GUARANTEED SERIES 155

                                  By:    GLICKENHAUS & CO.
                                     --------------------------------------
                                             (Sponsor)

                                  By:   /s/ MICHAEL J. LYNCH
                                     --------------------------------------
                                       (Michael J. Lynch, Attorney-in-Fact)

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                  TITLE                       DATE

     JAMES M. GLICKENHAUS*
-----------------------------         General Partner
     (James M. Glickenhaus)

     SETH M. GLICKENHAUS*
-----------------------------         General Partner, Chief
     (Seth M. Glickenhaus)            Investment Officer


*By:  /s/ MICHAEL J. LYNCH                                 September 13, 2000
      (Michael J. Lynch, Attorney-in-Fact)
--------
* Executed copies of powers of attorney were filed as Exhibit 6.1 to Registration Statement No. 333-89553 on December 9, 1999.

                                      II-iv
317723.1

                           UNDERTAKING TO FILE REPORTS

          Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 155 has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York and State of New York on the 13th day of September, 2000.

                                EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                                GUARANTEED SERIES 155

                                By:     LEBENTHAL & CO., INC.
                                   ------------------------------------------
                                           (Sponsor)


                                By:    /s/ D. WARREN KAUFMAN
                                   -----------------------------------------
                                       (D. Warren Kaufman, Attorney-in-Fact)

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                     TITLE                 DATE

      H. GERARD BISSINGER, II*
----------------------------------       Director
     (H. Gerard Bissinger, II)

        JEFFREY M. JAMES*
----------------------------------       Director
       (Jeffrey M. James)

      /s/ D. WARREN KAUFMAN*             Director         September 13, 2000
----------------------------------
      (D. Warren Kaufman)

       ALEXANDRA LEBENTHAL*
----------------------------------       Director, President
      (Alexandra Lebenthal)

       JAMES A. LEBENTHAL*
----------------------------------       Director,
      (James A. Lebenthal)               Chief Executive Officer

        JAMES E. McGRATH*
----------------------------------       Director
       (James E. McGrath)

        DUNCAN K. SMITH*
----------------------------------       Director
       (Duncan K. Smith)

*By:  /s/ D. WARREN KAUFMAN
    --------------------------------                      September 13, 2000
     (D. Warren Kaufman, Attorney-In-Fact)
--------
* Executed copies of the powers of attorney were filed as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 33-55385 on November 2, 1994 and as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 333-42455 on May 18, 1998.

                                      II-v
317723.1